Exhibit 99.1

RLI DECLARES REGULAR & SPECIAL DIVIDENDS

PEORIA, ILLINOIS, November 13, 2019 -- RLI Corp. (NYSE: RLI) – RLI Corp. announced today its board of directors has declared a special cash dividend of $1.00 per share of common stock, which is expected to total approximately $45 million, and a regular quarterly cash dividend of $0.23 per share. Both dividends are payable on December 20, 2019, to shareholders of record as of November 29, 2019.

“As a result of our strong underwriting and financial performance in 2019, we are pleased to share the rewards of our success through a special dividend,” said RLI Chairman & CEO Jonathan E. Michael. “Returning excess capital to our shareholders is consistent with our long-term capital management strategy and reflects our commitment to enhancing shareholder value. Including today’s announced dividends, RLI has returned more than $1.2 billion to shareholders over the last ten years.”

ABOUT RLI

RLI Corp. (NYSE: RLI) is a specialty insurer serving diverse, niche property, casualty and surety markets. The company provides deep underwriting expertise and superior service to commercial and personal lines customers nationwide. RLI’s products are offered through its insurance subsidiaries RLI Insurance Company, Mt. Hawley Insurance Company and Contractors Bonding and Insurance Company. All of RLI’s subsidiaries are rated A+ “Superior” by A.M. Best Company. RLI has paid and increased regular dividends for 44 consecutive years and delivered underwriting profits for 23 consecutive years. To learn more about RLI, visit www.rlicorp.com.

MEDIA CONTACT

Aaron Diefenthaler

Vice President, Chief Investment Officer & Treasurer

309-693-5846

Aaron.Diefenthaler@rlicorp.com

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